April 10, 1997



Securities and Exchange Commission
Washington, D.C.  20549


Re:   Monroc, Inc.
      File No. 0-23880

Dear Sir or Madam:

We have read item 4 of the Form 8-K of Monroc, Inc. dated April 9, 1997, and agree with the statements contained therein except that we have no knowledge about the statement in paragraph one regarding the approval of Deloitte & Touche LLP nor about the statement in paragraph two regarding the consultation between the Company and Deloitte & Touche.

Very truly yours,


/s/ Grant Thornton LLP